Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Exercises Right to Convert Preferred Stock into Common Stock

ATLANTA, GA… (June 4, 2007)… CryoLife, Inc. (NYSE:  CRY), a biomaterials, medical device and tissue processing company, announced today it is exercising its right to convert its 6% convertible preferred stock (Cusip # 228903209; NYSE: CRYPR) into the company's common stock on June 25, 2007. The preferred stock contains provisions that allow the company to convert its preferred stock into common stock if the common stock closes above $12.06 per share for any 20 trading days out of a consecutive 30 trading day period. This condition was satisfied at the close of trading on the New York Stock Exchange on June 4, 2007.

Each share of $50 convertible preferred stock is convertible into 6.2189 shares of the Company's common stock based on a conversion price of $8.04 per share. If any fractional shares of the Company's common stock result from a conversion, the Company will make a cash payment equal to the value of the fractional shares of common stock. As of June 4, 2007, there were 277,600 shares of preferred stock outstanding, convertible into 1,726,366 shares of common stock. All outstanding shares of the convertible preferred stock are held through the Depository Trust Company, whose nominee, Cede & Co., is the sole record holder of the shares. The conversion will take place effective June 25, 2007 at 5:00 p.m. Eastern Time. No action by beneficial holders is required. All inquiries should be addressed to Suzanne K. Gabbert, Corporate Secretary, at (678) 290-4327. Immediately following the effective date of the conversion, the convertible preferred stock will cease trading and will be delisted from the New York Stock Exchange.

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The Company will also issue 69,054 shares of the Company's common stock, with a total value of $833,000 at $12.06 per share, to the preferred shareholders as a dividend make-whole payment, in lieu of cash, for the aggregate dividends on the preferred shares that the Company is obligated to pay through April 1, 2008. Upon conversion of the preferred stock, the Company anticipates taking a non-cash charge to earnings related to the derivative recorded for the dividend make-whole payment. The amount of this charge, which could be material, cannot be determined prior to June 25, 2007.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada. The Company's BioGlue(R) Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair. The Company also distributes the CryoLife-O'Brien(R) stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those regarding the Company's expected conversion of its preferred stock into common stock and the anticipated charge to earnings related to that conversion. These statements are based on the Company' current expectations and are subject to a number of risks, including the risk that market or other factors could affect the timing of the conversion and possible adjustments to the anticipated charge to earnings that could result from the review and audit of the Company's financial statements by its independent public accountants. Other risk factors impacting the Company's business are detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2006, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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